Form 10-Q
EXHIBIT 10.02

AWARD NOTICE

NOTICE OF RESTRICTED STOCK
AWARDED PURSUANT TO THE
EASTMAN CHEMICAL COMPANY
2002 OMNIBUS LONG-TERM COMPENSATION PLAN

Grantee: Mark J. Costa

Number of Shares: 30,000

Date of Grant: June 1, 2006

1.
Award of Restricted Stock. This Award Notice serves to notify you that the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Eastman Chemical Company ("Company") has granted to you, under the 2002 Omnibus Long-Term Compensation Plan ("Plan"), the number of shares ("Restricted Stock") of its $.01 par value Common Stock ("Common Stock") set forth above, to be held, subject to the terms of the Plan and this Award Notice, as restricted stock. This Award recognizes your significant contribution to the Company and provides additional incentive for your continued service with the Company. The Plan is incorporated herein by reference and made a part of this Award Notice. Capitalized terms not otherwise defined herein have the respective meanings set forth in the Plan.

2.
Lapse of Restrictions. The restrictions described below with respect to the Restricted Stock will lapse upon the earlier of: (1) as to 10,000 shares, on June 1, 2007; as to 10,000, on June 1, 2008, and as to 10,000 shares, on June 1, 2009; in each case if and only if you are still an employee of the Company or a Subsidiary on date, or (2) termination of your employment with the Company and its Subsidiaries, if and only if such termination is by reason of death, disability, termination without Cause or for Good Reason as defined in your Employment Agreement dated May 4, 2006, or for another approved reason, as determined by the Committee (the dates and time described in clause (1) or (2), as applicable, are referred to herein as the "Vesting Dates").

3.
Book-Entry Registration. The Restricted Stock awarded pursuant to this Award Notice initially will be evidenced by book-entry registration only, without the issuance of certificates representing such shares.

4.
Issuance of Shares. Subject to the other terms of this Award Notice, the Company will either issue a certificate or certificates representing the Restricted Stock as promptly as practicable following the Vesting Dates. The Company may withhold or require the grantee to remit a cash amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld. Further, either the Company or the grantee may elect to satisfy the withholding requirement by having the Company withhold or the grantee remit shares of common stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

You may elect to defer the Award until after you retire or otherwise terminate employment with the Company and its Subsidiaries under the terms and subject to the conditions of the Eastman Executive Deferred Compensation Plan, as the same now exists or may be amended hereafter (the “EDCP”). If you choose to defer the Award, the Award shall be converted into the right to receive a cash payment.

If payment of the Award could, in the reasonable estimation of the Committee, result in your receiving compensation, in the year of scheduled payment, in excess of the amount deductible by the Company under Section 162(m) of the Internal Revenue Code, then such portion (or all, as applicable) of the Award as could, in the reasonable estimation of the Committee, create such excess compensation, may, at the sole discretion of the Committee, be converted into the right to receive a cash payment, which will be deferred until after you terminate employment with the Company and its Subsidiaries, provided that such deferral is compliant with the requirements of Internal Revenue Code Section 409A and Treasury Regulations and guidance thereunder.

54

EXHIBIT 10.02

If any portion of an Award is converted into a right to receive a cash payment as described above, an amount representing the Fair Market Value of the deferred portion of the Award will be credited to the Stock Account of the Eastman EDCP and hypothetically invested in units of Common Stock. Thereafter, such amount will be treated in the same manner as other investments in the EDCP and shall be subject to the terms and conditions thereof.

5.
Restrictions on Transfer of Shares. The Restricted Stock, and the right to vote such shares and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way prior to the Vesting Dates, whether by operation of law or otherwise. Upon Vesting Dates, certificates for the Common Stock may be issued during your lifetime only to you, except in the case of a permanent disability involving mental incapacity.

6.
Limitation of Rights. Except as otherwise provided in this Award Notice or the Plan, prior to the Vesting Dates, you will have no rights of a stockholder with respect to the Restricted Stock, except for the right to receive such cash dividends, if any, as may be declared on the shares of Common Stock subject thereto from time to time, and the right to vote (in person or by proxy) such shares at any meeting of stockholders of the Company. Neither the Plan, this Award nor this Award Notice gives you any right to remain employed by the Company or a Subsidiary.

7.
Termination. Upon termination of your employment with the Company and its Subsidiaries, prior to a Vesting Date, other than by reason of death, disability, termination without Cause or for Good Reason as defined in your Employment Agreement dated ________, 2006, or for another approved reason, as determined by the Committee, all of the unvested shares of Restricted Stock will be canceled and forfeited by you to the Company without the payment of any consideration by the Company. In such event, neither you nor any of your successors, heirs, assigns or personal representatives will thereafter have any further rights or interest in such shares or otherwise in this Award.

8.
Change in Ownership; Change in Control. Sections 25 and 26 of the Plan contain certain special provisions that will apply to this Award in the event of a Change in Ownership or Change in Control, respectively.

9.
Adjustment of Shares. If the number of outstanding shares of Common Stock changes through the declaration of stock dividends or stock splits prior to the Vesting Date, the shares of Common Stock subject to this Award automatically will be adjusted. If there is a change in the number of outstanding shares of Common Stock or any change in the outstanding stock of the Company (or any successor to the Company) prior to the Vesting Dates, the Committee will make any adjustments and modifications to this Award that it deems appropriate. In the event of any other change in the capital structure or in the Common Stock of the Company, the Committee is authorized to make appropriate adjustments to this Award.

10.
Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration or qualification of the shares of Common Stock subject to this Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the award or issuance of certificate(s) for the shares of Common Stock subject to this Award, such award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

11.	Noncompetition; Confidentiality. You will forfeit all rights to this Award if you violate the noncompetition and confidentiality provisions contained in Section 20 of the Plan.

12.
Plan Controls. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Notice, the provisions of the Plan will be controlling and determinative.

55